UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

             ACQUISITION STATEMENT FOR SECURITIES PURCHASED PURSUANT
                          TO SECTION 13 OF THE 1934 ACT

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Coffee People, Inc.
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   192189 10 8
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 192189 10 8

Item 1: Name of reporting person; S.S. or I.R.S. identification no. of above person:


                  James L. Roberts; ###-##-####


Item 2:  Check the appropriate box if a member of a group:


                  (a)  [   ]
                  (b)  [   ]


Item 3:  SEC use only:


Item 4:  Citizenship or place of organization:


                  United States of America


Number of shares beneficially owned by each reporting person with:


Item 5:  Sole voting power:


                  193,750


Item 6:  Shared voting power:


                  0


Item 7:  Sole dispositive power:


                  193,750


Item 8:  Shared dispositive power:


                  0


Item 9: Aggregate amount beneficially owned by each reporting person:


                  193,750


Item 10: Check box if the aggregate amount in row (9) excludes certain
         shares:   [x]


                  192,650 shares are owned by the reporting person's spouse


Item 11: Percent of class represented by amount in row 9:


                  6%


Item 12: Type of reporting person:


                  IN

Item 1(a):        Name of issuer:


                           Coffee People, Inc.


Item 1(b):        Address of Issuer's Principal Executive Offices:


                           15100 SW Koll Parkway, Suite J
                           Beaverton, Oregon 97006


Item 2(a):        Name of Person Filing:


                           James L. Roberts


Item 2(b):        Address of Principal Business Office, or, if none, Residence:


                           15100 SW Koll Parkway, Suite J
                           Beaverton, Oregon 97006


Item 2(c):        Citizenship:


                           United States of America


Item 2(d):        Title of Class of Securities:


                           Common Stock


Item 2(e):        CUSIP Number:


                           192189 10 8


Item 3: If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:


                           Not applicable

Item 4:           Ownership.


                           The following information is as of December 31, 1997:


                           (a)      Amount Beneficially Owned:


                                    193,750 shares


                           (b)      Percent of Class:


                   The shares represent 6 percent of the class


                           (c)     Number of shares as to which such person has:


                                    (i)     Sole power to vote or to direct the
                                            vote:  193,750


                                    (ii)    Shared power to vote or to direct
                                            the vote:  0


                                    (iii)   Sole power to dispose or to direct
                                            the disposition of:  193,750


                                    (iv)    Shared power to dispose or to direct
                                            the disposition of:  0


Item 5:           Ownership of Five Percent of Less of a Class:


                           Not applicable


Item 6:           Ownership of More than Five Percent on Behalf of Another
                  Person:


                           Not applicable

Item 7: Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                  Company:


                           Not applicable


Item 8:           Identification and Classification of Members of the Group:


                           Not applicable


Item 9:           Notice of Dissolution of Group:


                           Not applicable


Item 10:          Certification:


                           Not applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                              February 12, 1998

                                              /s/ James L. Roberts
                                              ------------------------------
                                              James L. Roberts


ATTENTION:        Intentional misstatements or omissions of fact constitute
                  federal criminal violations (See 18 USC Section 1001)